UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

CESCA THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California 95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2014, Cesca Therapeutics Inc. (“Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative for the several underwriters (“Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters an aggregate of 7,530,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), together with warrants to purchase an aggregate of 2,259,000 shares of Common Stock at an exercise price equal to $1.55 per share (each a “Warrant” and collectively, the “Warrants”). The shares of Common Stock and Warrants are being offered and sold to the public (the “Offering”) pursuant to the prospectus dated June 4, 2014, a preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on June 12, 2014, and a final prospectus supplement to be filed on June 13, 2014, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-196148), which became effective on June 4, 2014. The Warrants are exercisable immediately upon issuance and have a term of five years. The Company intends to use the aggregate net proceeds of the financing primarily for funding its stem cell clinical programs, including, but not limited to, Critical Limb Ischemia, Acute Myocardial Infarction and Bone Marrow Transplant, and for general corporate purposes and working capital needs. The Common Stock and Warrant will be sold as a unit (“Unit”), with each Unit consisting of one share of Common Stock and a Warrant to purchase 0.30 of a share of Common Stockat at a price of $1.50 per Unit. The Common Stock and Warrants will be immediately detachable. The Warrants will not be listed on the Nasdaq Capital Market nor any other exchange. After the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $10.1 million. The Offering is expected to close on June 18, 2014.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters, severally and not jointly, for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, certain officers of the Company, including two of the Company’s largest stockholders, have entered into “lock-up” agreements with the Underwriters that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of ninety (90) days from the date of the Underwriting Agreement.

The Company will pay Underwriters a cash fee equal to 8% of the aggregate gross proceeds raised in the Offering. The Company has also agreed to pay the underwriters a non-accountable expense allowance relating to the Offering, including, without limitation, the reasonable fees, disbursements and other charges of the underwriters’ counsel, up to $80,000.

A copy of the Underwriting Agreement and Form of Warrant are attached as Exhibits 1.1 and 4.1 to this report, and are incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement and Form of Warrant does not purport to be complete and is qualified in its entirety by reference to such exhibits, which are incorporated by reference. The legal opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation relating to the securities being sold is filed as Exhibit 5.1.

The provisions of the Underwriting Agreement and Form of Warrant, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The registration statement on Form S-3 and prospectuses relating to the shares of Common Stock and Warrants offered by the Company was filed with the Securities and Exchange Commission and are available on the SEC’s web site at http://www.sec.gov. Copies of the prospectuses may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, (800) 724-0761.

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this report. The Company does not intend to revise or update any forward-looking statement in this report to reflect events or circumstances arising after the date hereof, except as may be required by law.

Item 8.01 Other Events

On June 12, 2014, the Company issued a press release announcing the Offering, as described above in Item 1.01. On June 13, 2014, the Company issued a subsequent press release announcing the offering price and terms. The full texts of the press releases are set forth as Exhibits 99.1 and 99.2 attached to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Description
1.1	Underwriting Agreement

4.1	Form of Warrant

5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin

23.1	Consent of Weintraub Tobin Chediak Coleman Grodin (included in Exhibit 5.1)

99.1	Press release dated June 12, 2014

99.2	Press release dated June 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CESCA THERAPEUTICS INC.,
a Delaware Corporation

Dated: June 13, 2014	/s/ Dan T. Bessey
Dan T. Bessey,
Chief Financial Officer